Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

TRU 2005 RE HOLDING CO. I, LLC

THIS Amended and Restated Certificate of Formation of TRU 2005 RE Holding Co. I, LLC, dated as of July 9, 2009, has been duly executed and is being filed by Michael L. Tumolo, as an authorized person, in accordance with the provisions of 6 Del. C. §18-208, to amend and restate the original Certificate of Formation of the LLC which was filed on September 15, 2005, with the Secretary of State of the State of Delaware, as heretofore amended (the “Certificate”), to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

The Certificate is hereby amended and restated in its entirety to read as follows:

1. Name. The name of the limited liability company formed and continued hereby is Toys “R” Us Property Company I, LLC.

2. Registered Office. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

3. Registered Agent. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.

/s/ Michael L. Tumolo
Name:	Michael L. Tumolo
Title:	Authorized Person